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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in this proxy statement/prospectus constituting part of this Registration Statement on Form S-4 of PXRE Group Ltd., of our report dated February 11, 1999, relating to the consolidated financial statements of PXRE Corporation, which appears in the Annual Report on Form 10-K of PXRE Corporation for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated February 11, 1999, relating to the consolidated financial statement schedules of PXRE Corporation, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such proxy statement/prospectus.

                                     PricewaterhouseCoopers LLP

August 18, 1999

New York, New York